Exhibit 99.1

Citius Pharmaceuticals Enrolls First Patient in Phase 2b Study of Halo-Lido for the Prescription Treatment of Hemorrhoids

Primary endpoint is the reduction in hemorrhoidal symptoms

CRANFORD, N.J., April 26, 2022 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR), a late-stage biopharmaceutical company developing and commercializing first-in-class critical care products, today announced that the first patient has been enrolled in the Company’s Phase 2b clinical study of Halo-Lido for the treatment of hemorrhoids. If approved, Halo-Lido would be the first FDA-approved prescription product indicated for the treatment of hemorrhoids.

The Phase 2b study is a multi-center, randomized, dose-ranging, double-blind, parallel group comparison clinical trial. Five cohorts of adults with a clinical diagnosis of symptomatic Goligher’s classification Grade II or Grade III hemorrhoids will be dosed. Approximately 60 patients per cohort are expected to be enrolled, for a total of 300 patients.

The key objective of the study is to evaluate the ability of the formulations used in each cohort to provide relief for patients with acute flare ups. The study will evaluate reduction in hemorrhoidal symptoms (including: pain, burning, itching, and swelling) following treatment and is expected to provide the foundation for development of the Phase 3 study. The FDA has guided Citius in developing a Patient Reported Outcome (ePRO) instrument which patients will use to record and report important safety and efficacy data in real time. The instrument has been adapted for use on an electronic platform and will be loaded on patients’ hand-held smart devices. The study will also be used to validate the ePRO. Results of this trial are expected in the second half of 2023.

“We are pleased to have initiated the Halo-Lido study and expect to complete enrollment later this year. Currently, there are no FDA-approved prescription-strength treatments available to the millions of adults who suffer from hemorrhoid discomfort each year. If approved, Halo-Lido would be the first prescription product indicated for the treatment of hemorrhoids. As such, we believe there is a substantial worldwide market opportunity for this drug candidate. Assuming study results are positive, and in order to realize the full potential of Halo-Lido, we intend to seek strategic or financial partners for this asset at the appropriate time,” stated Leonard Mazur, Executive Chairman of Citius.

About Halo-Lido

Halo-Lido is a proprietary topical formulation of halobetasol and lidocaine that is intended to provide symptomatic relief to individuals suffering from hemorrhoids. Hemorrhoids are a gastrointestinal disorder characterized by pain, swelling, itching, tenderness, and bleeding. Although hemorrhoids are not life-threatening, individual patients often suffer painful symptoms that can limit social activities and have a negative impact on the quality of life. More than half of the U.S. population will experience hemorrhoidal disease at least once in their life. Each year, nearly 10 million patients in the U.S. report symptoms.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company has two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), which has completed enrollment in its Pivotal Phase 3 trial.  Mino-Lok® was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). Through its subsidiary, NoveCite, Inc., Citius is developing a novel proprietary mesenchymal stem cell treatment derived from induced pluripotent stem cells (iPSCs) for acute respiratory conditions, with a near-term focus on acute respiratory distress syndrome (ARDS) associated with COVID-19.  For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "believe," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; our dependence on third-party suppliers; our ability to commercialize our products if approved by the FDA; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 15, 2021 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Relations for Citius Pharmaceuticals:

Ilanit Allen

Vice President, Investor Relations and Corporate Communications

T: 908-967-6677 x113

E: ir@citiuspharma.com